Exhibit 10.3

AGREEMENT

Between:

HEMPTOWN NATURALS

605 Santa Monica Blvd, West Hollywood, CA 90069

a corporation organized and existing under the

laws of the state of Delaware, USA

(hereinafter called “HEMPTOWN”)

- and -

HS Wholesale

a corporation organized and existing under the

laws of Illinois

(hereinafter called “BUYER”)

WITNESSETH:

WHEREAS, HEMPTOWN has the right to appoint buyers to sell licensed food products in the TERRITORY (as that term is defined in Article 1.1 below); and

WHEREAS, BUYER has appropriate facilities, personnel, knowledge and experience to obtain licensing, warehouse, logistics to market and sell such licensed products in the TERRITORY; and

WHEREAS, HEMPTOWN and BUYER wish to formalize in writing their agreements with respect to BUYER’s purchase and sale of such licensed products in the TERRITORY.

NOW, THEREFORE, in consideration of the above, and the mutual promises set forth below, the parties agree as follow:

IT IS HEREBY AGREED AS FOLLOWS:

Article 1 Appointment.

1.1	HEMPTOWN hereby appoints BUYER, who accepts this exclusive appointment, to purchase from HEMPTOWN, the products listed in Schedule A-1 (the “PRODUCTS”) for warehouse, logistics and sale within the United States of America. (the “TERRITORY”).

1.2	BUYER’s warehouse, logistics and sales model for the PRODUCTS shall be consistent with the model described in Schedule A-2. The PRODUCTS shall also be referred to herein as the “PRODUCTS”.

1.3	HEMPTOWN appointment as set forth in Article 1.1 above are subject to applicable United States regulations and contingent upon applicable United States government licensing or other authorizations, as provided in Article 11, below.

1.4	The rights granted to BUYER are not assignable without HEMPTOWN’S written authorization to any other person or persons. HEMPTOWN may assign this agreement at its entire discretion to its parent company, or any of its subsidiaries or affiliates.

1.5	BUYER’s functions shall be purely those of a BUYER for the warehouse, logistics and sale of the PRODUCTS, and BUYER shall not be the agent of HEMPTOWN. In this respect, particularly:

1.5 a	BUYER will not in any way pledge the credit of HEMPTOWN, or hold itself as our agent of HEMPTOWN, other than as BUYER for the PRODUCTS of HEMPTOWN.

1.5.b	BUYER shall not give any warranties or make any representations, which may in any way be binding on HEMPTOWN, unless expressly authorized by HEMPTOWN in writing.

1.5.c	BUYER shall sell for its own account, and not for the account of HEMPTOWN, and accordingly HEMPTOWN shall have no responsibility in the event of any bad or doubtful debts being incurred by the BUYER.

1.6	BUYER is an independent distributor, and will be solely responsible for the payment of wages, compensation and benefits of its employees. BUYER shall be responsible for all recruiting, hiring, training and evaluation of its personnel working with respect to the PRODUCTS in accordance with HEMPTOWN’S standards. Notwithstanding the foregoing, the PARTIES agree that BUYER’S employees will for all purposes not be considered employees of HEMPTOWN or its affiliates.

1.7	BUYER warrants that it is a legal entity in good standing with all relevant government authorities, and that it has the necessary consents, licenses and permits required to perform its obligations under this Agreement.

1.8	HEMPTOWN maintains the right to sell B2C e-commerce platforms.

Article 2. Sale

2.1	BUYER shall purchase the PRODUCTS only from HEMPTOWN or the affiliates that HEMPTOWN may designate in writing. BUYER shall be responsible for ensuring that the PRODUCTS can be sold, and delivered to customers in the TERRITORY as per HEMPTOWN instructions and in full compliance with all applicable legal requirements.

2.2	BUYER shall be responsible for providing suitable warehouse facilities for, adequate stocks of the PRODUCTS. HEMPTOWN or its designated representatives shall have the right to perform quality safety audits of such facilities, as well as any transportation equipment used by BUYER in connection with its performance under this Agreement.

2.3	BUYER shall be responsible for complying with such reasonable instructions as HEMPTOWN may issue from time to time in writing with respect to distribution especially as regards to marketing, sales techniques, merchandising, warehousing, and storage specifications.

2.4	Except as otherwise provided herein, BUYER shall bear all risks of loss or damage to the PRODUCTS and the advertising and promotional materials delivered to its possession.

2.5	BUYER shall obtain and maintain, at its sole cost and expense, comprehensive general liability insurance, including contractual liability, errors and omission coverage. Coverage under such policies shall be a minimum of Five Million Dollars ($5,000,000) for each instance and Five Million Dollars ($5,000,000) in the aggregate, naming HEMPTOWN, its parent company, subsidiaries, affiliates, directors, officers, employees, agents and representatives as additional insured. Such policies shall provide full indemnification and defense against any claims or suits brought with respect to BUYER’s obligations as detailed herein, including the acts or omissions of its employees, representatives and agents, and shall require ten (10) days prior written notice to HEMPTOWN in the event of termination or material change in coverage. BUYER shall provide HEMPTOWN with a certificate of insurance evidencing compliance with the requirements of this paragraph.

2.6	BUYER acknowledges that HEMPTOWN, and/or one of its affiliated companies have developed the PRODUCTS’ goodwill, good name, reputation, and consumer acceptance worldwide. BUYER will not take any action or omit to take any action that in either case could reasonably be expected to jeopardize the goodwill, good name, reputation and acceptance of the PRODUCTS.

2.7	BUYER agrees that it is responsible for ensuring that the PRODUCTS will not be sold directly or indirectly a) to people, legal entities or any other party outside the TERRITORY; or b) to people, legal entities or any other party within the TERRITORY which to BUYER’s knowledge intend to resell the PRODUCTS outside the TERRITORY. BUYER also agrees not to sell or export the PRODUCTS contrary to the provisions of this Agreement, and/or to HEMPTOWN’S written instructions, and/or in a way which is contrary to United States laws or regulations. Without limiting any indemnification rights that it may otherwise have under this Agreement, HEMPTOWN shall be entitled to liquidated damages in the amount of $10,000 per day, from the date any breach of this Article 2.8 is identified by HEMPTOWN, and so notified to BUYER, until such time HEMPTOWN is satisfied that the breach has been corrected. BUYER also agrees to comply with the requirements in Schedule C.

2.8	BUYER shall promptly notify HEMPTOWN of any changes in regulations which may affect the sale or commercialization of the PRODUCTS in the TERRITORY and, upon HEMPTOWN’S reasonable written request, shall assist HEMPTOWN in complying with such changes.

Article 3. Price Structures and BUYER’s Suggested Margin.

3.1	From time-to-time, HEMPTOWN shall forward to BUYER recommended price structures for the PRODUCTS. Among other reference items, the suggested price structures shall show, as regards direct sales made by the BUYER from its stocks to the trade, BUYER’S purchase price and the resale prices to the trade which HEMPTOWN recommends for the sale of the products.

3.2	Despite issuance by HEMPTOWN of recommended price structures, the parties hereto clearly understand that upon purchase and payment, the BUYER shall own the PRODUCTS that it is distributing, and that BUYER alone shall determine the onward prices at which it would sell them.

3.3	BUYER’s margin covers BUYER’s profit and fully compensates it for all costs it incurs in the sale of the PRODUCTS from taking possession of them to their delivery to customers in the TERRITORY, as described in Schedule A-2, including but not limited to landing, handling, warehousing, transportation, salesman’s salaries and expenses, cost of administration, invoicing and collecting, financing charges, cash discounts, quantities discounts, rebates, bad debts, duties and taxes.

Article 4. Orders to HEMPTOWN.

4.1	All orders forwarded to HEMPTOWN or to its affiliated companies shall be subject to acceptance by HEMPTOWN.

4.2	HEMPTOWN shall have the option to supply any of the PRODUCTS, or cause such PRODUCTS to be supplied, by any other HEMPTOWN entity it may at any time designated in which event such party will be the direct seller of such PRODUCTS; provided, however, that the terms and conditions of this agreement shall govern such relationship.

Article 5. Terms of Sale to BUYER.

5.1	BUYER shall pay HEMPTOWN in accordance with the terms of payment shown in the attached Schedule B or such revised terms and prices as may from time to time be notified to BUYER.

5.2	Shipments will be invoiced to BUYER at prices prevailing at the time of order. HEMPTOWN will provide a 30-day advance notice of any price adjustments for the PRODUCTS.

5.3	Title to shipments shall pass to the BUYER upon shipment of the PRODUCTS from HEMPTOWN facilities or upon the BUYER picking up the PRODUCES from HEMPTOWN’S facilities.

5.4	Notwithstanding the provisions of Article 5.3, above, BUYER shall bear all risks of loss of or damage to the goods invoiced to the BUYER, total or partial, from the time the goods are shipped by HEMPTOWN to the BUYER or to the shipping or transporting company or to any other representatives of the BUYER. BUYER shall have responsibility to secure appropriate insurance coverage over such goods, if it so desires. BUYER shall not be relieved of its obligation to pay fully for such goods by reason of loss or damage, total or partial, except in cases of damage arising from: acts of (i) HEMPTOWN, or (ii) any HEMPTOWN co-manufacturer which BUYER must report in writing within thirty days from delivery of the goods to BUYER or to its representatives. Claims not so reported shall be deemed waived.

5.5	Any taxes, including but not limited to, indirect taxes, value added taxes, duties, and tariffs imposed on the PRODUCTS or with respect to this Agreement (but excluding income taxes or withholding or other taxes assessed or imposed upon the sums due hereunder to HEMPTOWN) shall be borne and discharged by BUYER and no part thereof shall be deducted from any amount payable to HEMPTOWN under any clause of this Agreement.

5.6	Where a bank guarantee, cash deposit or other form of payment guarantee is required to be posted by the BUYER, the provisions of this Agreement for the benefit of BUYER shall not be deemed to be operative until such guarantee or deposit is actually posted by the BUYER. This is, however, without prejudice to HEMPTOWN’s rights to enforce the posting of such guarantee or deposit.

5.7	All payments made by BUYER shall be made in U.S. Dollars, and solely through checks drawn on accounts established in FDIC insured banking institutions or by wire transfer. BUYER represents to HEMPTOWN that all its financial transactions in relation to this Agreement are performed solely through FDIC insured banking institutions. HEMPTOWN shall not accept any payments from BUYER in cash or in the form of third party checks. BUYER shall not sell the PRODUCTS to any client or other third party black-listed by the U.S. Embassy or listed by the U.S. Department of Treasury list of Specially Designated Nationals and Terrorists (http://www.bis.doc.gov/complianceandenforcement/liststocheck.htm); nor will it accept third party checks or cash payments in connection with the performance of this Agreement.

Article 6. Inventory Management

6.1	BUYER recognizes that the PRODUCTS require proper and careful handling and storage. BUYER shall institute a process to ship the oldest product out first (FIFO) to their customers to ensure rotation of inventory and avoid expiration of products held in inventory. BUYER will handle the product in a way that prevents cases from being dropped, thrown, or damaged to ensure that cases and product are not damaged. BUYER shall maintain all PRODUCTS in such condition as shall be reasonably specified from time to time by HEMPTOWN in writing. BUYER agrees to make its warehouse available for periodic quality assurance audits by HEMPTOWN personnel upon reasonable prior written notice. BUYER shall institute adequate security arrangements at warehouse facilities and for the transportation of the PRODUCTS to ensure BUYER’s compliance with its confidentiality obligations pursuant to this Agreement, and to prevent PRODUCTS from being stolen. Guidelines on recommended warehouse and storage procedures are available from HEMPTOWN upon request.

6.2	Any returns and/or adjustments due to the trade for expired, defective and/or unsold PRODUCTS will be the sole responsibility of the BUYER, and HEMPTOWN shall have no responsibility for any such returns and/or adjustments unless BUYER can establish that the PRODUCT subject to the return and/or adjustment had a quality defect at the time of delivery of the PRODUCT to BUYER, and that such defect is the reason for the return and/or adjustment due to the trade for unsold PRODUCT. HEMPTOWN shall not grant BUYER a credit or other adjustment for PRODUCTS it fails to sell to the trade for any reason other than defect, and subject to the conditions described above.

6.3	Any PRODUCTS in the possession of BUYER, which are defective, expired, or otherwise not “commercially saleable” shall be disposed by BUYER in a way that renders both the product and the package unusable for resale and pursuant to a procedure to be approved by HEMPTOWN. BUYER shall bear all costs for disposal unless HEMPTOWN is responsible for the PRODUCT pursuant to the provisions of paragraph 6.2 above. For purposes of this Agreement, the term “commercially saleable” is defined as: PRODUCT with original formula and packaging as per HEMPTOWN manufacturing standards and specifications, which remains within a reasonable amount of time before the shelf life period or expiration requirements, and that has not been damaged or altered in any way on form internally or externally (torn, smashed, wet, crushed, punctured, dented, swollen, tampered seal, leaking, etc.).

6.4	BUYER agrees that as the company implements its new warehouse management system it will use best efforts to develop a plan that includes capability for traceability and a recall process for 100% of the PRODUCTS distributed and sold and will provide HEMPTOWN with a copy of such plan. BUYER’S inventory management system must be capable of accounting for the cases received from HEMPTOWNThis system must also be able to account for the cases sold to customers and wholesalers BUYER will establish a process to retrieve product from customers in a timely manner upon written notification from HEMPTOWN of a quality defect requiring a product recall. BUYER will make its commercially best efforts in complying with this requirement.

6.5	Returns of PRODUCTS which were mistakenly shipped to BUYER will be the sole responsibility of HEMPTOWN, but BUYER agrees to employ best efforts to sell such PRODUCTS before their expiration.

6.6	BUYER will bear all costs of PRODUCTS damaged due to improper handling or storage after the product is delivered to the BUYER’s warehouse. BUYER will store PRODUCTS in a clean, pest free environment to prevent product contamination and infestation. BUYER will avoid storing product in high temperatures over 30°C and low temperatures under 7°C for periods over 14 days in duration.

Article 7. BUYER’s Direct Sales to Trade.

7.1	BUYER shall invoice the customer to which it sells directly from its stocks and bear all resulting credit and collection risks.

7.2	BUYER shall gain distribution of PRODUCTS in designated TERRITORY

7.3	BUYER is obligated to the following:

7.3.1	Promote sales in an effective manner.

7.3.2	Maintain a program to continually familiarize its sales force with the PRODUCTS.

7.3.3	Obtain national distribution for PRODUCTS in Convenience Stores, Dispensaries, Smoke Shops and other retail outlets in full compliance with all applicable legal requirements.

Article 8. Reporting.

8.1	As reasonably requested by HEMPTOWN, BUYER shall Provide Summary reports, on states product has been sold to .. Also reports on warehousing information such as, but not limited to, Out of Stock at warehouse.. BUYER shall allow HEMPTOWN to access such information electronically and/or via printed reports.

8.2	BUYER will keep full and accurate books and records clearly showing all transactions, proceedings and costs relating to the PRODUCTS and its activities under this Agreement.

8.3	Subject to prior written reasonable notice and scheduling arrangements, BUYER shall allow to HEMPTOWN or personnel assigned by HEMPTOWN to enter BUYER’s warehouse and related facilities to conduct internal audit processes for the purpose of ensuring compliance with the terms and conditions of this Agreement. These auditing provisions shall also apply in case of BUYER’S termination, pursuant to Article 16 hereof. HEMPTOWN will have the right to evaluate BUYER’s operations, including, without limitation, from an internal controls perspective, and BUYER agrees to consider HEMPTOWN’s reasonable instructions to improve such operations.

8.4	Within 48 hours of its receipt of any documentation, BUYER shall notify HEMPTOWN of any consumer, or customer communication regarding products sold by HEMPTOWN to Buyer, as well as any legal or administrative summons or communication regarding the PRODUCTS, and shall cooperate fully as directed by HEMPTOWN in the resolution of any issue.

8.5	BUYER shall, at HEMPTOWN’s reasonable request and if available, provide HEMPTOWN with statistical and economic data on its PRODUCT sales.

Article 9. Trademarks.

9.1	BUYER acknowledges and agrees that HEMPTOWN owns all right, title and interest in and to all a) intellectual property, including but not limited to, trademarks, copyrights, patents, design rights, trade dress and trade secrets (hereinafter collectively “INTELLECTUAL PROPERTY”), used or held for use in connection with the PRODUCTS or the commercialization thereof: b) promotional material used or held for use in connection with PRODUCTS; and c) goodwill associated with the PRODUCTS. BUYER agrees that it and its affiliates will acquire no right, title or interest over such INTELLECTUAL PROPERTY, advertising or promotional material or goodwill, including but not limited to any INTELLECTUAL PROPERTY or advertising or promotional materials or good will developed by or with the aid of BUYER in connection with the performance of this AGREEMENT.

9.2	BUYER will immediately notify HEMPTOWN of any infringement or any attempt to appropriate the same or similar INTELLECTUAL PROPERTY or advertising or promotional materials which come to BUYER’S attention, and will actively assist HEMPTOWN in tracing the source of such infringements within TERRITORY and will cooperate in taking such action as HEMPTOWN may deem reasonably necessary in connection with any such infringement or attempt to appropriate such INTELLECTUAL PROPERTY within TERRITORY. The cost of any such action will be borne exclusively by HEMPTOWN, unless otherwise mutually agreed.

9.3	BUYER will take no action with respect to such INTELLECTUAL PROPERTY or advertising or promotional materials or with respect to any third-party’s attempt to use or appropriate the same or similar INTELLECUTAL PROPERTY without first obtaining HEMPTOWN’s prior approval in writing and then only after obtaining HEMPTOWN’s review of the specific proposed execution or action.

9.4	BUYER will not:

9.4.a	make any modifications to the PRODUCTS or their packaging without the written consent of HEMPTOWN;

9.4.b	alter, remove or tamper with any trademarks, numbers or other means of identification used or in relation to the PRODUCTS; or

9.4.c	use any of the trademarks in any way not approved by HEMPTOWN or which might prejudice their distinctiveness or validity or the goodwill of HEMPTOWN therein.

9.5	BUYER will not file, register or use any trademark, trade name, logo or device or any part thereof or any words which consist of, include or are confusingly similar to, any item included in HEMPTOWN’s INTELLECTUAL PROPERTY, including but not limited to, as a domain name for use on the internet.

Article 10. Confidentiality and Relations with Third Parties.

10.1	Each Party (hereinafter as the context requires “RECIPIENT”) covenants to the other (hereinafter as the context requires “DISCLOSER”) that information and documents relating to DISCLOSER’S business supplied by or on DISCLOSER’S behalf to RECIPIENT will be considered confidential (hereinafter “CONFIDENTIAL INFORMATION”) by the RECIPIENT and will not:

10.1.a	be disclosed to any person other than RECIPIENT’S employees to the extent necessary to facilitate performance by RECIPIENT of its obligations under this Agreement; and

10.1.b	be used, copied or summarised, except to the extent necessary to enable RECIPIENT’S performance under this Agreement.

10.2	For purposes of clarification and not by way of limitation, HEMPTOWN’s CONFIDENTIAL INFORMATION will include trade secrets, costs and expenditures, methods, processes, techniques, systems and plans particular to HEMPTOWN. BUYER will regard as trade secrets and maintain in the strictest confidence all information, materials and plans given to it in relation to the marketing of PRODUCTS or developed by BUYER specifically for the marketing of PRODUCTS.

10.3	If RECIPIENT becomes aware that any person to whom CONFIDENTIAL INFORMATION has been disclosed has or is likely to breach the restrictions under which disclosure was made, it will promptly advise DISCLOSER and will at its own cost use its best efforts to restrain the breach or anticipated breach.

10.4	The obligations of confidentiality in this Article 12 will not extend to any information which RECIPIENT can show:

10.4.a	is in, or has become part of, the public domain other than as a result of a breach of obligations of confidentiality; or

10.4.b	was independently disclosed to it by a third Party entitled to disclose the same; or

10.4.c	is required to be disclosed under any applicable law, or by order of a court or government body or authority of competent jurisdiction.

10.5	Each Party will not without the other Party’s prior written consent disclose the content of this Agreement, except to the extent necessary to perform its obligations under this Agreement or as otherwise required by law or regulation.

10.6	During the term of this Agreement, HEMPTOWN shall be free to negotiate or contract with third Parties for the future sale of the PRODUCTS within the TERRITORY and BUYER shall be free to negotiate or contract with third Parties for the future sales of goods competitive with the PRODUCTS within the TERRITORY, provided that in either case any such commercialization is to take place only on termination of this Agreement.

10.7	BUYER shall not institute any claims against any third parties in connection with the sale of the PRODUCTS without HEMPTOWN’s prior written consent. Should any third-party attempt to prevent BUYER from selling the PRODUCTS, BUYER shall immediately notify HEMPTOWN of such claim or potential claim. BUYER shall be required to advise HEMPTOWN or any competitive activity which could in any way infringe HEMPTOWN’s rights, and/or BUYER’s ability to sell the PRODUCTS within the TERRITORY.

Article 11. Controls, Economic Sanctions and Anticorruption Compliance

11.1	It is the obligation of BUYER to obtain and maintain, at its own expense, any governmental consents, AUTHORIZATIONS, approvals, filings, permits and licenses (collectively, “AUTHORIZATIONS”) required for it to sell the PRODUCTS contemplated in this Agreement including, without limitation, all those required by the governments of the TERRITORY, the United States of America, and other applicable countries (exception made of trademark registrations, which are part of the intellectual property of HEMPTOWN, and shall be secured by HEMPTOWN). Performance of this Agreement shall be in strict accordance with any such AUTHORIZATIONS, including any conditions set forth therein or in applicable laws or regulations. With the exception of BUYER’s License, BUYER is obligated to transfer to HEMPTOWN and any of its affiliates, at HEMPTOWN discretion, all the PRODUCT registrations, permits and/or licenses at the termination of this contract.

11.2	Without first obtaining any required AUTHORIZATIONS, BUYER agrees not to export or re-export PRODUCTS, directly or indirectly, into or via any of those countries listed in any of the EXPORT ACTS, from time to time, at the time of any shipment of the PRODUCTS as “prohibited or restricted” countries, including any country for the time being designated in writing as such by HEMPTOWN whether or not such country is specified by the above legislation (collectively, the “PROHIBITED COUNTRIES”) or to any persons who are specially designated nationals of such countries or otherwise proscribed (collectively “DENIED PERSONS”). BUYER also agrees not to sale any PRODUCTS to any person if BUYER has reason to believe that such person is a Denied Person or intends to export, re-export or otherwise take the PRODUCTS to, or to use the same in, any of the PROHIBITED COUNTRIES. Further, BUYER agrees itself to furnish, and to seek from its customers, reasonable written assurances in the form of binding covenants regarding export compliance as may from time to time be requested by HEMPTOWN.

11.4	BUYER agrees to indemnify and to hold HEMPTOWN harmless from, or in connection with, any violation of the provisions of this Section 11 by BUYER.

Article 12. Revision of Schedules.

12.1	The attached Schedules and any revision thereof shall from part of the present Agreement and shall supersede versions of the Schedules bearing earlier dates and shall be effective, from their dates, as integral part of this Agreement.

12.2	BUYER’s approval of revised Schedules shall be required only as regards any addition of new PRODUCTS to those listed on the attached Schedules. HEMPTOWN may, upon ten (10) days prior written notice, add or delete any product or brand from the Schedules without requiring BUYER’s prior approval, and BUYER shall not be entitled to any compensation for the deletion of any products.

Article 13. Effect of Waiver.

13.1	No departure from the terms or breach of any representation, warranty or covenant of this Agreement shall obligate any party to permit any subsequent departure or breach and no waiver of any of the provisions of this Agreement shall be deemed to be a waiver thereafter of any such provision or of any succeeding breach of any such provision.

13.2	In the event of a dispute of claims between BUYER and HEMPTOWN, BUYER shall not be entitled to offset any of its claims against claims of HEMPTOWN against BUYER.

Article 14. Titles.

The several titles in this Agreement and in the attached Schedules are inserted only for convenience of reference and shall not be deemed in any way to limit or affect the provisions to which they relate. The same shall apply to the titles in any amendments to this Agreement and in any supplemental contracts.

Article 15. Term.

This Exclusive Distribution Agreement shall be effective from January 17, 2023 until January 16, 2025. This agreement will remain exclusive as long as the following minimum monthly USD purchase amounts are achieved from BUYER to HEMPTOWN.

YEAR 1 (2023)		YEAR 2 (2024)
January	$75,000	January	$450,000
February	$100,000	February	$450,000
March	$125,000	March	$450,000
April	$125,000	April	$450,000
May	$150,000	May	$450,000
June	$250,000	June	$450,000
July	$250,000	July	$450,000
August	$300,000	August	$450,000
September	$350,000	September	$450,000
October	$375,000	October	$450,000
November	$400,000	November	$450,000
December	$100,000	December	$450,000
TOTAL (2023)	$2,600,000	TOTAL (2024)	$5,400,000

Article 16. Termination.

16.1	This Agreement remain in full force as long as the minimum monthly purchase amounts are achieved. lffor any reason, the BUYER is not able to meet the minimum monthly purchase amount, BUYER will have 30 days to cure the breach of purchase requirement to maintain exclusive distribution of PRODUCTS. If BUYER is unable to maintain minimum purchase requirements, BUYER will lose exclusive distribution rights of PRODUCTS.

16.2	Violations of Article 11 of this Agreement shall constitute cause for immediate termination and are not subject to the right to cure. The breaching party shall be obliged to compensate the non-breaching party for any damages incurred due to such fundamental breach or default; provided, however, that HEMPTOWN’s liability shall be expressly limited to BUYER’s purchase price of the quantity of products for which any claim is made. Furthermore, under no circumstances shall HEMPTOWN be liable for special, punitive, incidental, indirect, consequential, including, without limitation, loss of profits, revenues, or business, incurred by BUYER or any other third party.

16.3	This Agreement may be terminated totally or partially at once by either party giving notice to the other; if the other is insolvent or has committed an act of bankruptcy or has compounded with creditors or disposed of its business or principal interests therein or if the bulk of its business or property has been sequestrated, confiscated or nationalized; if there has occurred a substantial change in ownership or administrative control of the Party; or if any applicable rule of law requires HEMPTOWN to terminate the Agreement.

Article 17. Settlements Following Termination.

17.1	Upon termination of this Exclusive Agreement, BUYER can continue purchasing PRODUCTS on a non-exclusive basis.

17.2	HEMPTOWN shall have no obligation to purchase the stocks of PRODUCTS or of promotional materials held by the trade at any time.

17.3	BUYER shall assign, at HEMPTOWN’s request, to any individual or company named by HEMPTOWN all trading licenses or quotas and any rights or privileges acquired by BUYER in connection with its sales of the PRODUCTS which are necessary useful for the importation or handling of HEMPTOWN goods in the TERRITORY. These assignments shall be made by BUYER within seven (7) days of HEMPTOWN’s request and no compensation shall be due to BUYER by reason of these assignments.

17.4	All indebtedness of BUYER to HEMPTOWN (including any indebtedness arising from indemnity obligations under this Agreement) shall become immediately due and payable, without further notice or demand, which is hereby expressly waived, and HEMPTOWN shall be entitled to reimbursement for any reasonable attorneys’ fees that HEMPTOWN may incur in collecting or enforcing payment for such obligations.

17.5	BUYER hereby waives any right to compensation arising from this Agreement and its expiry, non-renewal, modification and/or termination, except any compensation for damages which may be claimed in the event of any breach on the part of HEMPTOWN of any of the clauses contained in the Agreement and any reasonable attorneys fees that BUYER may incur in collecting or enforcing payment for such obligations.

17.6	BUYER expressly waives any compensation for indirect or consequential loss, including but not limited to, loss of profits, goodwill, image creation and promotion and, likewise, for investments made and costs incurred during the term of this Agreement.

17.7	If required by applicable law or expressly requested by HEMPTOWN, BUYER shall take such action as is necessary to terminate BUYER’s registration as HEMPTOWN’s BUYER with any governmental authority.

17.8	Any termination of this Agreement shall be without prejudice to the settlement of the rights created and obligations incurred hereunder prior to the time of such termination.

17.9	Upon termination, HEMPTOWN shall have no obligation to repurchase any demonstration equipment purchased by BUYER.

17.10	No indemnity, claim or compensation shall be due to BUYER for termination pursuant to the provisions of this Agreement. BUYER hereby releases, indemnifies, and hold harmless HEMPTOWN from any liabilities, claims, damages, demands, causes of action, losses, costs and expenses, including reasonable attorney’s arising directly or indirectly out of the termination of this Agreement.

Article 18. HEMPTOWN’s Policy on Payments.

BUYER represents and warrants that it and its affiliates and agents shall act in accordance with the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997 (“the CONVENTION”), and the CONVENTION’s Commentaries (collectively “the OECD PRINCIPLES”), and shall comply with all applicable laws implementing the OECD PRINCIPLES (including but not limited to the U.S. Foreign Corrupt Practices Act of 1977,as amended) and any amendments thereto. Based on the above, BUYER shall not make any special payments whatsoever, in cash or in kind, either directly or indirectly, to any third party (including without limitation government employees, employees at government-controlled entities, elected officials, political party officials or candidates for public office or for a political party) with a view to influencing unduly the acts or decisions of such third party in order to receive special treatment or personal gain, or to obtain or retain business with respect to HEMPTOWN business. Nothing herein authorizes BUYER to make any such payment, either directly or indirectly, in the performance of its obligations hereunder nor shall HEMPTOWN reimburse any such payments. In addition, BUYER shall abide by the U.S. Foreign Corrupt Practices Act as well as local laws concerning governmental or commercial bribery.

Article 19. Notices.

All notices for the purpose of this Agreement shall be deemed to be properly served when in writing and sent by registered airmail, postage prepaid to the other party addressed in the following manner:

If to HEMPTOWN:	HempTown Naturals, Inc.
Attn: Eric Gripentrog
Grip@hemptownusa.com

With copy to:	HempTown Naturals, Inc.
8605 Santa Monica Blvd
West Hollywood, CA 90069

If to BUYER:	HS Wholesale
11 South Vista Avenue
Addison, IL 60101

Or to such substitute address as one party may designate from time to time to the other by notice.

Article 20. Jurisdiction.

20.1	This Agreement shall be governed by the internal laws of the State of Delaware, USA.

20.2	Any dispute arising directly or indirectly out of this Agreement shall be settled by arbitration to take place in West Hollywood, California, following the proceedings established by the International Arbitration Rules of the American Arbitration Association.

20.2	An arbitrator shall be chosen by each party and the two arbitrators shall choose a third arbitrator. In the event of one party failing to exercise its choice or in the event the two arbitrators fail to agree on the choice of the third, the missing arbitrator shall be appointed by the President of the American Arbitration Association at the request of one of the parties.

Article 21. Indemnity and Hold Harmless

21.1	BUYER will defend, indemnify and hold HEMPTOWN, its affiliates and its and their respective directors, officers, agents and employees, harmless from and against all claims, actions, proceedings, losses, liabilities, damages, judgments, grants, costs and expenses (hereinafter collectively called “CLAIMS”) arising out of or related to Any act of gross negligence, willful or intentional misconduct or bad faith of BUYER, its employees, officers or directors. For the avoidance of doubt, Gross Negligence would include the sale of PRODUCTs to Countries, States or Cities where the law does not allow those products to be sold.

21.2	Except as provided elsewhere in this AGREEMENT, HEMPTOWN will defend, indemnify and hold the BUYER, its affiliates and its and their respective directors, officers, agents and employees harmless from and against any CLAIMS by consumers for personal injury, death, property damage or loss where the CLAIM arises solely out of a defect in the manufacture or design of the PRODUCTS; provided, however, that HEMPTOWN will have no such obligation to the extent that such CLAIM arises from Gross Negligence of the buyer, and their respective directors, officers, agents and employees; and provided, further, that in no event will HEMPTOWN be liable for any CLAIMS in respect of indirect or consequential loss of any kind, including but not limited to, loss of profits and/or impairment of business reputation and associated loss or damage that BUYER may experience.

21.3	As soon as reasonably practicable after becoming aware of a CLAIM which may result in one party (hereinafter “INDEMNITEE”) seeking indemnification against the other party (hereinafter “INDEMINITOR”), INDEMNITEE will

21.3.a	give notice to INDEMNITOR of the details of the matter;

21.3.b	afford access to INDEMNITOR and permit copies to be taken of any materials, records or documents as INDEMNITOR may require to take action under (c) below; and

21.3.c	allow INDEMNITOR the right to control the defense of such matter with counsel reasonably chosen by INDEMNITOR; provided, however, that INDEMNITOR will not settle or compromise any such matter that does not contain a full and final release of liability for the INDEMNITEE.

21.4	HEMPTOWN warrants that the PRODUCTS will be manufactured according to the relevant specifications of HEMPTOWN or its affiliates. Except with respect to any indemnification liability it may have under Section 21.2, HEMPTOWN’s sole liability to BUYER for any CLAIM relating to the PRODUCTS will be limited to the replacement or refund of the purchase price and actual costs for transportation and handling. There are no warranties that extend beyond such specifications. In no event will HEMPTOWN be liable for damages in respect of indirect or consequential loss, including but not limited to, loss of profits and/or impairment of business reputation or loss or damage caused by any delay in making delivery or refusing to accept an order from BUYER.

Article 22. Severability of Provisions

If any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable.

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, on this 20th day of January 2023.

HS WHOLESALE	HEMPTOWN NATURALS, INC.

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

SCHEDULE A-1

TO THE BUYER’S AGREEMENT BETWEEN HEMPTOWN NATURALS, INC.

AND

HS WHOLSALE

PRODUCTS

PRODUCTS covered by the Agreement	BUYER’s Suggested Margin on Direct Sales of PRODUCTS, as a percentage of BUYER’s purchase price
Trailer Park Boys Gummies (5mg and 15mg) ● Orangie ● Rum &Cola ● Green Apple Trailer Park Boys HempStix ● OG Blend ● Menthol HempTown Naturals HempStix ● Table Rock Blend ● Mango Madness ● Pineapple Express HempTown Naturals (2- pack capsules) ● Calm ● Immuno	15%

SCHEDULE A-2

TO THE BUYER’S AGREEMENT BETWEEN HEMPTOWN NATURALS

AND

HS WHOLESALE

COMMERCIALIZATION MODEL

●	Attending trade shows representing PRODUCTS

●	Attending promotional events representing PRODUCTS

●	Placement of PRODUCT on HS Wholesale website

●	Placement of PRODUCT into HS Wholesale order management system and sales systems

●	Creation of annual sales & marketing calendar to promote distribution and sale of PRODUCTS

●	Utilization of assets to promote in-store visibility.

●	Quarterly reviews with HEMPTOWN

SCHEDULE B

TO THE BUYER’S AGREEMENT BETWEEN

HEMPTOWN NATURALS, INC

AND

HS WHOLESALE

TERMS OF SALE FROM HEMPTOWN TO BUYER

1.	TERMS OF SALE:

Billing basis for all PRODUCTS: Freight Prepaid to Buyer’s warehouse.

2.	CURRENCY, PLACE AND TERMS OF PAYMENT

●	The first two orders from HS WHOLESALE, BUYER, to HEMPTOWN will be no less than a combined $175,000 and payable in full upon shipment.

●	The following two months of orders will have terms of net 30 days.

●	All subsequent orders have terms of net 45 days

All payments by BUYER will be made electronically, or through checks drawn on accounts established in approved banking institutions. HEMPTOWN shall not accept cash or third-party checks. BUYER shall provide written evidence to HEMPTOWN that all its financial transactions in relation to this Agreement are performed solely through approved banking institutions. Invoices unpaid at maturity date will accrue a monthly interest of one {1.00} percent to be paid in addition by BUYER to HEMPTOWN.

Payment in $US dollars to the account of HEMPTOWN NATURALS, INC:

INCOMING WIRE INSTRUCTIONS

PROVIDE PREFERRED BANK INFORMATION

Receiver Bank Name:	Preferred Bank
Receiver Bank Address:	601 south Rgueroa Street, 48111Floor
Receiver Bank City/State/ZIP:	Los Angeles, CA 900·17

Bank ABA Routing No.:	122042205
SWIFT Number (Messages Only}:	PRFRUSGL

PROVIDE YOUR ACCOUNT INFORMATION AT PREFERRED BANK

HTNATURALS INC
Beneficiary Name - Required:	Beneficiary’s Account Name

8605 Santa Monica Blvd
street Address - Required:	Beneficiary’s Street Address

West Hollywood CA 90069
City, State, ZIP Code

23008288
Account Number - Required:	Beneficiary’s Account Number (must be nine-digits)

SCHEDULE C

TO THE BUYER’S AGREEMENT BETWEEN

HEMPTOWN NATURALS, INC.

AND

HS WHOLESALE

HEMPTOWN products are sold on the condition that they shall be sold and distributed in the United States of America only for final consumption therein.

HEMPTOWN is relying upon the above representations of Buyer in making this sale. HEMPTOWN may discontinue selling products to the Buyer or discontinue offering any special price if it has reason to believe that any representation is no longer true. Upon HEMPTOWN’s request, Buyer will promptly provide such documentation as HEMPTOWN may reasonably request in order to verify the actual state of destination for the products.

Such documentation may include, but shall not be limited to, the following:

a.	Bill of lading;

b.	Proper state licensing to distribute.

In the event that Buyer does not provide satisfactory documentation verifying the actual state of destination for the products, in a form satisfactory to HEMPTOWN in its sole discretion and determination, Buyer shall be conclusively presumed to have breached the above representations. In such event, HEMPTOWN shall be entitled to recover from the Buyer, in addition to any other rights or remedies it may have with respect to such breach, the difference between the price paid by the Buyer and HEMPTOWN’s regular price in the market in which the sale occurs. Additionally, HEMPTOWN shall be entitled to recover from the Buyer liquidated damages in the amount of 25% (or such higher percentage as HEMPTOWN may specify prior to accepting the order) of the price which Buyer paid to HEMPTOWN for the products that Buyer resold in breach of such representations.